Exhibit 99.1

Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA

215-784-6000 phone
215-659-7588 fax
www.kns.com

[                ]

Name

Location

On [                ], the K&S Board of Directors has awarded # of shares Performance Shares and # of options stock options to you. The grant price is US$[        ]. Beginning [                ], you will be able to view all grant information on the Fidelity website.

Performance Shares:

A summary explaining the Performance Share feature of the Plan is in the attached Performance Share Award Agreement. The Agreement details the number of shares, price, and the performance vesting requirements. You are required to sign and return this agreement to Chuck Speight, US HR Director, no later than [                ].

Since this is the first Performance Share grant, you will be receiving a Welcome Kit from Fidelity with detailed instructions about activating and viewing your shares via the Fidelity Website. If you currently have a 401(k) and/or stock option account through Fidelity, the Performance Shares will become part of that same account. You will not be required to accept the Performance Share grant online.

Options:

For the option grant, 1/3rd of your options will vest each year beginning [                ]. Upon vesting, your options can be exercised through Fidelity. This can be done either through their website at www.401k.com, or via telephone at (800) 544-9354.

All unexercised options from this grant will expire as of [                ].

Your outstanding options are 100% vested at retirement. Retirement applies to an employee who meets the following conditions on their last day of employment: the total of full years of service and age at the last birthday is at least 60, is a minimum of age 50, and has a minimum of 3 years service.

All provisions and plan details are in the 2006 Equity Plan Document, which governs the terms and conditions of this grant. A copy of the Plan Document and vesting matrix for Performance Shares are available on the Human Resources page of the K&S Intranet at http://iwww.wg.kns.com/hr/stockoptionplansinfo.asp, or a copy can be obtained from your Human Resources Department. If you have further questions concerning plan provisions, contact your local Human Resources representative.

Michael G. Lutz

Chief Human Resources Officer